EXHIBIT 99.1

                 MEDI-HUT ANNOUNCES SETTLEMENT OF CIVIL LAWSUIT
                          AGAINST FORMER AUDITING FIRM

Spring Lake, New Jersey (February 21, 2006): Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that the Company has entered into a settlement agreement and release with Rosenberg, Rich, Baker, Berman & Company ("Rosenberg"). Rosenberg served as the Company's independent auditor and principal accounting firm from February 1998 to March 2003, excluding a three week period in early 2002. This settlement resolved all of the disputes remaining in the litigation commenced by the Company in January 2004 in the Superior Court of the State of New Jersey, Monmouth County, Law Division, Medi-Hut Co., Inc. v. Rosenberg, Rich, Baker, Berman & Company, P.A. et al (Docket No. MON-L-116-04). As part of the settlement, the parties released each other from all claims and Rosenberg will pay to the Company the sum of $425,000. The Company will use the proceeds from this settlement to fund its pending litigation matters against Syntho Pharmaceuticals Inc. and its president, Muhammed Malik, relating to, among other things, the Company's exclusive right to distribute the hormone replacement therapy drug, Syntest, and for other business development and operational purposes. This settlement was entered into without any admission of liability or any inferences of wrongdoing by any settling party.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.






Contact: Tom Gifford
         Chief Financial Officer
         Tel:  (732) 919-2799, Ext. 5550;
         Fax:  (732) 919-2798